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                                                                    EXHIBIT 99.2


For Immediate Release:                                  For More Information:
March 2,1999                                            Mark S. Demilio
                                                        Senior Vice President
                                                        Chief Financial Officer
                                                        (410) 356-8600


                            YSI ANNOUNCES ANTICIPATED
                             FOURTH QUARTER RESULTS


       OWINGS MILLS, MD -- MARCH 2, 1999 -- Youth Services International, Inc. (Nasdaq: YSII) announced today that it anticipates that it will report a loss for the fourth quarter ended December 31, 1998 of approximately $5.9 million to $6.5 million, or $0.52 to $0.57 per share, inclusive of charges. YSI announced that included in the anticipated loss will be approximately $4.2 million of charges and costs incurred primarily in connection with the collectibility of accounts receivable; increases in the medical claims under YSI's self-insured employee health plan, and pending audits by third parties responsible for reimbursement of certain program expenses under cost reimbursement contracts and other cost-based reimbursement or funding.

       YSI announces that also included in the anticipated loss will be approximately $1.2 million in connection with buying out a contract with a training subcontractor and approximately $0.3 million of costs incurred in the fourth quarter in connection with the merger with Correctional Services Corporation (Nasdaq: CSCQ).

       YSI currently operates 27 residential juvenile justice facilities and conducts non-residential programs in a total of 13 states serving a total of approximately 3,200 youth.

       YSI is headquartered in Owings Mills, Maryland. For more information on YSII at no cost via facsimile, please dial 1-800-PRO-INFO and enter code 125 or stock ticker YSII. You may also visit us on the internet at WWW.YSII.COM.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the result, performance, or other expectations implied by these forward-looking statements. For further information about the Company, investors are encouraged to review the Company's most recent SEC filings.

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